EXHIBIT 10.1

FORM OF AMENDED AND RESTATED PROMISSORY NOTE

$____________                                                                                                  As of  May 4, 2009

Apex Bioventures Acquisition Corporation (the “Company”) promises to pay to the order of ___________ (the “Holder”) the principal amount of _________________ Dollars ($_________) (the “Maximum Principal Amount”), or, if less, the aggregate principal amount outstanding under this Note, in lawful money of the United States of America, on the terms and conditions described below.

Subject to the approval of its stockholders, the Company expects to dissolve and, pursuant to a plan of liquidation (the “Plan of Liquidation”), discharge its liabilities, wind up its affairs and distribute to its public stockholders the net proceeds of the Company’s initial public offering and a private placement of the Company’s warrants that occurred immediately prior to the initial public offering.

This Note is one of several notes made by the Company on the date hereof in the aggregate principal amount of $520,000 in respect of advances made to the Company by holders of the Company’s stockholders who purchased an aggregate of 2,156,250 shares of common stock issued prior to the Company’s initial public offering.  This Note together with such other notes are collectively referred to as the “Sponsor Notes”.

This Note amends and restates in its entirety that certain promissory note in the stated principal amount of $___________ dated as of November 14, 2008, made in favor of the Holder by the Company (the “Original Note”).  Upon the Company’s execution and delivery of this Note to the Holder, the Original Note shall be deemed cancelled and of no further force and effect.

The Company may borrow and repay hereunder at any time, up to a maximum aggregate amount outstanding at any one time equal to the Maximum Principal Amount provided, that no Event of Default (as defined below) has occurred hereunder.  All advances made by the Holder to the Company hereunder and all payments made by the Company to the Holder on account of principal hereof shall be noted by the Holder on the schedule of advances and payments of principal that is attached as Schedule I hereto and hereby made a part hereof; provided, however, that any error or omission by the Holder in this regard shall not affect the obligation of the Company to pay the full amount of the principal balance and interest on all advances made to the Company by the Holder.

1.           Interest.   Interest shall accrue on the unpaid principal balance of this Note, from time to time outstanding, from the date of the Original Note (a) with respect to the period from and after the date of the Original Note through the date immediately preceding the date of this Note, at the annual rate of 1.63% (such rate being the annual applicable federal rate for short-term debt prescribed by the U.S. Internal Revenue Service as of the date of the Original Note, and (b) from and after the date of this Note through May 31, 2009, 0.76%, and (c) thereafter, with respect to each full or partial calendar month, the annual applicable federal rate for short-term debt then prescribed by the U.S. Internal Revenue Service.

2.           Payments.

(a)           Payment on Maturity.  Unless it has been previously prepaid in full, subject to the Plan of Liquidation, principal of, and any accrued and unpaid interest on, this Note shall be due and payable on any business day on or after the earlier of (i) the Company’s dissolution (as effected by the filing of a Certificate of Dissolution with the Office of the Secretary of State of the State of Delaware), and (ii) the first year anniversary of the date of this Note (in either case, such business day, the “Maturity Date”) upon at least ten Business Days’ prior written notice (a “Demand Notice”) made by the Holder to the Company.  Promptly following receipt of any Demand Notice, the Company will deliver a copy of the same to each other holder of Sponsor Notes.

(b)           Manner of Payment.  Payment of principal and interest on this Note shall be made by wire transfer of immediately available funds to an account designated by the Holder or by check sent to the Holder’s address set forth below or to such other address as the Holder may designate for such purpose from time to time by written notice to the Company, in such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

(c)           Pari Passu Payments on Sponsor Notes.  Upon payment of any amount under any Sponsor Note (for purposes of this Section 2(c), the “Paid Note”), whether such payment is following the Maturity Date or otherwise, the Company shall make, simultaneously therewith, a payment on each other Sponsor Note in an amount equal to the amount then outstanding on such other Sponsor Note, multiplied by a fraction, the numerator of which is the amount paid on the Paid Note and the denominator of which is the total amount then outstanding on the Paid Note.  In furtherance of the foregoing, if the Company fails to make all of such required payments, then the payment made by the Company to the holder of the Paid Note will be deemed to have been received by said holder in trust for the benefit of the holders of all other Sponsor Notes, and said holder shall promptly pay over to such other holders, such amounts as shall be necessary to give effect to the purpose and intent of the first sentence of this Section 2(c).  The Company and the Holder agree and acknowledge that the holders of the other Sponsor Notes are third party beneficiaries of this Section 2(c).

(d)           All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees, then to the payment in full of any late charges, then to the payment of accrued and unpaid interest, and finally to the reduction of the unpaid principal balance of this Note.

3.           Events of Default. The following shall constitute Events of Default:

(a)           Failure to Make Required Payments.  Failure by the Company to pay the principal on this Note within ten (10) business days following the date when due.

(b)           Voluntary Bankruptcy, Etc.  The commencement by the Company of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Company generally to pay its debts as such debts become due, or the taking of corporate action by the Company in furtherance of any of the foregoing.

(c)           Involuntary Bankruptcy, Etc.  The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of the affairs of the Company, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

4.           Remedies.

(a)           Upon the occurrence of an Event of Default specified in Section 3(a), the Holder may, by written notice to Company, declare this Note to be due and payable, whereupon the principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)           Upon the occurrence of an Event of Default specified in Sections 3(b) and 3(c), the unpaid principal balance of, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of the Holder.

5.           Waivers.   The Company waives presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note.

6.           Notices.  All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (c) one business day after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt, or (d) upon confirmed facsimile or other electronic transmission if sent during normal business hours of the recipient and otherwise on the next business day (provided, that such communication is also sent by another method permitted by this Section 6).  All communications shall be sent to the following addresses or to such other address as either party may designate by notice in accordance with this Section 6.

If to Company:	Apex Bioventures Acquisition Corporation
18 Farm Lane
Hillsborough, CA 94010
Attn.: K. Michael Forrest
Facsimile: (650) 342-8440
Email: mforrest@apexbioventures.com

If to the Holder:

7.           Construction.  This Note shall be construed and enforced in accordance with the domestic, internal law, but not the law of conflict of laws, of the State of Delaware.

8.           Severability.  Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the Company, intending to be legally bound hereby, has caused this Note to be duly executed the day and year first above written.

APEX BIOVENTURES ACQUISITION CORPORATION

By:
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